Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2022, with respect to the consolidated financial statements and financial statement schedule III of Jones Lang LaSalle Income Property Trust, Inc., and our report dated October 19, 2021, with respect to the consolidated statement of revenues and certain expenses of RH Joint Ventures, LLC and subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Chicago, Illinois
April 7, 2022